UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 23, 2023

Blend Labs, Inc.
(Exact name of Registrant, as specified in its charter)

Delaware	001-40599	45-5211045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
415 Kearny Street
San Francisco, California 94108
(Address of principal executive offices, including zip code)
(650) 550-4810
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	BLND	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 24, 2023, based on the recommendation of the Compensation Committee of the Board of Directors (the "Board") of Blend Labs, Inc. ("Blend" or the “Company”), the Board approved an amended letter agreement (the “Letter Agreement”) to be entered into by the Company with Nima Ghamsari, Head of Blend and the Company’s principal executive officer. Under the terms of the Letter Agreement, Mr. Ghamsari will receive (a) a base salary of $545,000 per year, effective as of August 21, 2023, (b) subject to Mr. Ghamsari's continued employment with Blend through the payment date, a $400,000 incentive payment, less applicable withholdings and deductions, to be paid on or around September 1, 2023 ("Incentive Payment One"), (c) subject to Mr. Ghamsari's continued employment with Blend through the payment date, a $400,000 incentive payment, less applicable withholdings and deductions, to be paid on or around September 1, 2024 (“Incentive Payment Two”, and together with Incentive Payment One, the “Incentive Payments”), and (d) an award of restricted stock units covering 6,000,000 shares of the Company’s Class A Common Stock, vesting in quarterly installments over four years, with the first quarterly installment scheduled to vest on November 20, 2023, subject to Mr. Ghamsari’s continued employment with the Company through the applicable vesting date.

Incentive Payment One can only be fully earned if Mr. Ghamsari remains continuously employed with the Company through August 31, 2024, and Incentive Payment Two can only be fully earned if Mr. Ghamsari remains continuously employed with the Company through August 31, 2025. If Mr. Ghamsari’s employment with Blend is terminated by the Company for Cause (as defined in the Letter Agreement) or if Mr. Ghamsari resigns from his employment with the Company without Good Reason (as defined in the Letter Agreement), and in either event after the applicable Incentive Payment has been paid but before it has been earned, Mr. Ghamsari must repay a pro-rata amount (based on the number of full months employed through the date of termination and on a pre-tax basis) of the applicable Incentive Payment to the Company.

Additionally, Mr. Ghamsari is eligible to enter into a Change in Control Severance Agreement with the Company (the “Severance Agreement”), which provides that upon a termination of Mr. Ghamsari’s employment by the Company without Cause and other than by reason of Mr. Ghamsari’s death or Disability (as defined in the Severance Agreement) or by Mr. Ghamsari for Good Reason, in either case, during the period three months prior to or 12 months following a Change in Control (as defined in the Severance Agreement), 100% of the unvested shares subject to Mr. Ghamsari’s outstanding equity awards will fully vest (except, in the case of performance-based equity awards, as otherwise specified in the award agreement governing such equity award).

The Compensation Committee and the Board determined it would be in the best interest of the Company and its stockholders to make the compensation changes set forth above to recognize Mr. Ghamsari's past performance and value to the Company and to incentivize his continued performance going forward. With the assistance of its independent compensation consultant, the Compensation Committee considered compensation data provided by its compensation consultant and noted that Mr. Ghamsari was receiving compensation on the low end of market pay for a chief executive officer and leader of a company like Blend, as well as certain other factors, in determining to make the compensation changes.

On August 23, 2023, the Compensation Committee of the Board approved an award letter (the “Award Letter”) for Amir Jafari, Head of Finance and Administration and the Company’s principal financial officer. Under the terms of the Award Letter, Mr. Jafari will receive (a) an award of restricted stock units covering 300,000 shares of the Company’s Class A Common Stock, vesting in equal quarterly installments over two years, with the first quarterly installment scheduled to vest on November 20, 2023, subject to Mr. Jafari’s continued service with the Company through the applicable vesting date, and (b) an award of performance-based restricted stock units covering a maximum of 200,000 shares of the Company’s Class A Common Stock with vesting contingent on the achievement of certain Company stock price hurdles as set forth in the Award Letter and to be set forth in the applicable award agreement.

The foregoing summaries are qualified in their entirety by reference to the complete text of each of the Letter Agreement, the form of Severance Agreement and the form of Award Letter, which will each be filed as an exhibit to a subsequent periodic report to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blend Labs, Inc.
Date: August 25, 2023
	By:	/s/ Amir Jafari
	Name:	Amir Jafari
	Title:	Head of Finance (Principal Financial Officer)